Exhibit (k)(c)

DISTRIBUTION PLAN OF EATON VANCE ADVISERS SENIOR FLOATING-RATE FUND

     WHEREAS, Eaton Vance Advisers Senior Floating-Rate Fund (the “Fund”) engages in business as a continuously offered closed-end management investment company and is registered as such under the Investment Company Act of 1940, as amended (the “Act”);

     WHEREAS, the Fund adopted a Service Plan pursuant to which the Fund pays service fees as contemplated in subsections (b) and (d) of Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the “NASD Rules”) as if such NASD Rules were applicable (the “Existing Plan”);

     WHEREAS, the Existing Plan contains such provisions as are necessary to comply with, and has been adopted and annually approved in a manner that satisfies the requirements of, Rule 12b-1 under the Act as if such Rule was applicable;

     WHEREAS, the Fund desires to revise the Existing Plan to clarify that the Fund may use the fees payable under the Plan to (i) finance activities which are primarily intended to result in the distribution and sales of Fund shares and to make payments in connection with the distribution of such shares and (ii) pay service fees out of Fund assets as contemplated in subsections (b) and (d) of Rule 2830 of the NASD Rules;

     WHEREAS, the Fund desires to give effect to the foregoing clarification by adopting the amendments to this Existing Plan (as so amended, the “Plan”) and, in accordance therewith, to hereafter refer to the Plan as a Distribution Plan;

     WHEREAS, the Trust employs Eaton Vance Distributors, Inc. to act as Principal Underwriter (as defined in the Act) of the Fund, and the Principal Underwriter has entered into selling agreements with financial intermediaries and other third parties (“Authorized Firms”) to distribute Fund shares; and

WHEREAS, the Trustees of the Fund have determined that there is a reasonable likelihood that adoption of this Distribution Plan will benefit the Fund and its shareholders.

     NOW, THEREFORE, the Fund hereby adopts this Distribution Plan (the “Plan”) containing the following terms and conditions:

     1. The Fund shall pay to the Principal Underwriter a monthly distribution and service fee in an amount that shall not exceed 0.25% of the Fund’s average daily net assets for any fiscal year. All fees payable under the Plan are being paid in consideration for (i) the distribution services and facilities to be furnished to the Fund by the Principal Underwriter and (ii) in consideration of any personal and/or account maintenance services to be furnished by the Principal Underwriter. The Principal Underwriter may use the payments received pursuant to this Paragraph to compensate Authorized Firms to encourage the distribution of Fund shares as it considers appropriate, and to make service fee payments to Authorized Firms in connection with the provision of personal services and/or the maintenance of shareholder accounts.

     2. Appropriate adjustment of payments made pursuant to Section 1 of this Plan shall be made whenever necessary to ensure that no such payment shall cause the Fund to exceed the applicable maximum cap imposed on sales charges by subsection (d) of Rule 2830 of the NASD Rules, as if such Rule was applicable to the Fund.

     3. This Plan shall not take effect until after it has been approved by both a majority of (i) those Trustees of the Fund who are not “interested persons” of the Fund (as defined in the Act) and have no direct or indirect financial interest in the operations of this Plan or any agreements related to it (the “Plan Trustees”), and (ii) all of the Trustees then in office, cast in person at a meeting (or meetings) called for the purpose of voting on this Plan.

     4. Any agreements between the Fund and any person relating to this Plan shall be in writing and shall not take effect until approved in the manner provided for Trustee approval of this Plan in Section 3.

     5. This Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for Trustee approval of this Plan in Section 3.

     6. The persons authorized to direct the disposition of monies paid or payable by the Fund pursuant to this Plan or any related agreement made by the Fund shall be the President or any Vice President or Treasurer of the Fund. One or more of such persons shall provide to the Fund's Trustees and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     7. This Plan may be terminated at any time by vote of a majority of the Plan Trustees, or by vote of a majority of the outstanding voting securities of the Fund.

     8. This Plan may not be amended to increase materially the payments to be made by the Fund as provided in Section 1 unless such amendment, if required by law, is approved by a vote of at least a majority of the outstanding voting securities of the Fund. In addition, all material amendments to this Plan shall be approved in the manner provided for in Section 3.

     9. While this Plan is in effect, the selection and nomination of the Plan Trustees shall be committed to the discretion of the Plan Trustees.

     10. The Fund shall preserve copies of this Plan and any related agreements made by the Fund and all reports made pursuant to Section 6, for a period of not less than six years from the date of this Plan, or of the agreements or of such report, as the case may be, the first two years in an easily accessible place.

     11. Consistent with the limitation of shareholder, officer and Trustee liability as set forth in the Fund's Declaration of Trust, any obligations assumed by the Fund pursuant to this Plan shall be limited in all cases to the assets of the Fund and no person shall seek satisfaction thereof from the shareholders, officers or Trustees of the Fund.

2

     12. When used in this Plan, the term “service fees” shall have the same meaning as such term has in subsections (b) and (d) of Section 26 of Article III of the NASD Rules. When used in this Plan, the term “vote of a majority of the outstanding voting securities” shall mean the vote of the lesser of (a) 67 per centum or more of the shares of the Fund present or represented by proxy at the meeting if the holders of more than 50 per centum of the outstanding shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Fund.

     13. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or regulation of the Securities and Exchange Commission or otherwise, the remainder of this Plan shall not be affected thereby.

Adopted December 21, 1998 and amended April 24, 2006

* * *

3